Exhibit 10.4

THIS AMENDING AGREEMENT is made as of the 1st day of June, 2013.

AMONG:
HAIR RESEARCH AND SCIENCE EST. a Seller incorporated under the laws of the Principality of Lichtenstein and with its principal offices at Rätikonstrasse 13, 9490 Vaduz, Liechtenstein;
(hereinafter called, the "Seller")

AND:
BIOLOGIX HAIR SCIENCE LTD., a company incorporated under the laws of Barbados and with its principal offices at The Business Center, Upton, St. Michael, Barbados;

(hereinafter called, the "Purchaser")

WHEREAS:

A.
the Seller and the Purchaser have previously entered into a certain intellectual property purchase and sale agreement dated for reference April 10, 2012, as amended on August 1, 2012 and then on November 30, 2012 (collectively, the "Purchase Agreement"), which Purchase Agreement incorporated the Convertible Grid Promissory Note dated for reference April 10, 2012 (the “Convertible Note”); and

B.	the Seller and the Purchaser now wish to make certain amendments to the provisions of the Purchase Agreement and the Convertible Note.

NOW THEREFORE THIS AMENDING AGREEMENT WITNESSETH that in consideration for the premises and mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is also hereby acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1.	All capitalized terms not otherwise defined herein shall have the meanings set out in the Purchase Agreement, as applicable.

2.
Upon execution of this Amending Agreement, Biologix Hair Inc., a Nevada corporation, shall pay $750,000, by way of issuance of 300,000 restricted common shares of Biologix Hair Inc., at a deemed price of USD$2.50 per share, to the Seller.

3.	Section 3.1 of the Purchase Agreement is deleted in its entirety and is replaced with the following:

“Section 3.1          Purchase Price. In full consideration of all rights and title and interest granted to Purchaser hereunder, and in consideration of Seller’s representations, warranties and covenants hereunder, the Purchaser agrees to deliver and pay to the Seller the following:

(i)	US$100,000 upon execution of this Agreement by the parties;

(ii)
500,000 common shares of Biologix Hair Inc. (a company incorporated under the laws of the State of Florida with its principal offices at 82 Avenue Road, Toronto, Ontario  M5R 2H2), valued at US$1 per common share, which shares shall be issued on or before June 6th, 2012 pursuant to the a share subscription agreement in the form attached hereto as Schedule “E”;

(iii)	US$500,000 on or before June 30, 2012; and

(iv)
US$10,099,385 in the form of a promissory note (the “Promissory Note”) granted to the seller in the form attached hereto as Schedule “C” and for which full payment together with accrued and unpaid interest shall be due and be paid in full on or before May 31, 2013.”

4.
Schedule “C” (Convertible Grid Promissory Note dated for reference April 10, 2012) of the Purchase Agreement is deleted in its entirety and is replaced with the Promissory Note attached hereto as Exhibit 1.

5.	The Subscription Agreement between Biologix Hair Inc. and the Seller attached hereto as Exhibit 2 shall be incorporated into the Purchase Agreement as Schedule “E”.

6.
In all other respects the terms and conditions of the Purchase Agreement shall continue in full force and effect and the Purchaser hereby agrees and confirms that the Purchase Agreement is in good standing and that the Seller is not in default of any of its obligations under the Purchase Agreement.

7.
Each of the parties hereto agrees to do and/or execute all such further and other acts, deeds, things, devices, documents and assurances as may be required in order to carry out the true intent and meaning of this Amending Agreement.

8.	This Amending Agreement shall enure to the benefit of and be binding upon the parties hereto and each of their successors and permitted assigns, as the case may be.

9.
This Amending Agreement may be executed in counterparts and by electronic or facsimile transmission, each of which shall be deemed to be an original and all of which shall constitute one and the same document.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Amending Agreement as of the day and year first above written.

BIOLOGIX HAIR SCIENCE LTD.

By:	/s/ David Csumrik
David Csumrik
Its:	President and Director

HAIR RESEARCH AND SCIENCE EST.

By:	/s/ Renzo Zanolari, lic.iur
Renzo Zanolari, lic.iur
Its:	Director

EXHIBIT 1 TO AMENDING AGREEMENT DATED June 1, 2013

SCHEDULE “C”

PROMISSORY NOTE

USD$10,099,385.00 DATE: May 31, 2013

1.	Promise to Pay

FOR VALUE RECEIVED Biologix Hair Science Ltd. (together with its successors, the “Borrower”) unconditionally promises to pay to Hair Research And Science Est. (the “Lender”), its successors (including any successor by reason of amalgamation) and assigns, or to its order in lawful money of the United States of America, the amount of TEN  MILLION NINETY-NINE THOUSAND THREE HUNDRED EIGHTY-FIVE DOLLARS ($10,099,385.00) (the “Principal Amount”) together with interest on the Principal Amount outstanding from time to time under this promissory note (this “Note”). The Principal Amount outstanding together with accrued and unpaid interest shall be due and be paid in full on or before May 31, 2013 (the “Maturity Date”).

Capitalized terms used but not defined herein have the meanings given in the Intellectual Property Purchase and Sale Agreement dated April 10, 2012 between the Borrower and the Lender (the “Purchase Agreement”).

2.	Interest

The Principal Amount outstanding shall bear interest from and including the date hereof at the rate of 7% per annum (calculated on the basis of a year of 365 days). Such interest shall be calculated and accrue daily and shall be payable (without compounding) June 1, 2013.  In the case where there is any Principal Amount is outstanding after December 31, 2013, the Principal Amount outstanding after December 31, 2013 shall bear interest at the rate of 12% per annum (calculated on the basis of a year of 365 days).  Further, in the case where there is any Principal Amount is outstanding after March 31, 2014, the Principal Amount outstanding after March 31, 2013 shall bear interest at the rate of 24% per annum (calculated on the basis of a year of 365 days).

3.	Criminal Rate of Interest

In no event shall the aggregate interest payable to the Lender under this Note exceed the effective annual rate of interest lawfully permitted under the law of Liechtenstein or any other law applicable to the Seller or the Borrower.  Further, if any payment, collection or demand pursuant to this Note in respect of such interest is determined to be contrary to any provisions of applicable laws, such payment, collection, or demand shall be deemed to have been made by mutual mistake of the Lender and the Borrower and such “interest” shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in the receipt by the Lender of interest at a rate not in contravention of applicable law.

4.	Interest Rate

Each interest rate which is calculated under this Note on any basis other than a full calendar year (the “deemed interest period”) is equivalent to a yearly rate calculated by dividing such interest rate by the actual number of days in the deemed interest period, then multiplying such result by the actual number of days in the calendar year (365 or 366).

5.	Covenants

(a)           Corporate Existence. Each of the Borrower and Borrower Parent shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence. Each of the Borrower and Borrower Parent shall cause each of its subsidiaries to preserve and keep in full force and effect its corporate, partnership or other existence, in each case, except as would not otherwise have a material adverse effect on the business, assets, operations, condition, financial or otherwise, of the Borrower or Borrower Parent, and their respective subsidiaries, taken as a whole.

(b)           Ranking. The Borrower shall not permit any of its subsidiaries to guarantee or otherwise be liable for, directly or indirectly, any indebtedness for borrowed money unless such subsidiary shall provide a guarantee of the obligations of the Borrower hereunder. The Borrower shall not and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any lien that secures obligations under any indebtedness for borrowed money (including any guarantee in respect thereof) unless the obligations of the Borrower hereunder (and the obligations of any subsidiary under any guarantee provided in connection herewith) rank in subordination to this Note.

(c)           Fundamental Changes. The Borrower shall not, and shall not permit any of its subsidiaries to, enter into any transaction whereby all or substantially all of the assets of the Borrower and its subsidiaries (determined on a consolidated basis) would become the property of any other person (whether by way of reorganization, merger, amalgamation, arrangement, consolidation, transfer, sale or otherwise).

6.	Application of Payments

Any payments in respect of amounts due under this Note shall be applied first in satisfaction of any accrued and unpaid interest, and then to the Principal Amount outstanding.

7.	Waiver by the Borrower

The Borrower waives demand, presentment for payment, notice of non-payment, notice of dishonour, notice of acceleration, and notice of protest of this Note.

8.	No Waiver by the Lender

Neither the extension of time for making any payment which is due and payable under this Note at any time or times, nor the failure, delay, or omission of the Lender to exercise or enforce any of its rights or remedies under this Note, shall constitute a waiver by the Lender of its right to enforce any such rights and remedies subsequently.  The single or partial exercise of any such right or remedy shall not preclude the Lender’s further exercise of such right or remedy or any other right or remedy.

9.	Transfer

This Note, including all rights and obligations associated hereunder, shall be transferable at the Holder’s option, in whole or in part, subject to applicable securities law; provided that the Borrower shall not be liable for any additional costs that may be associated or incurred in connection with the transfer, including without limitation any withholding taxes.

Not later than 5 business days after notice to the Borrower from the Holder of its intention to make such transfer or exchange is received by the Borrower and without expense to the Holder, except for any transfer or similar tax which may be imposed on the transfer or exchange, the Borrower shall issue in exchange therefor another note or notes for the same aggregate principal amount as the unpaid principal amount of this Note so surrendered, having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as this Note so surrendered. If the Holder proposes to transfer this Note in part, the Borrower shall issue a note or notes for the aggregate principal amount to be transferred, on the same basis noted in the preceding sentence, and issue a replacement note for the part not transferred to the Holder. Each new Note shall be made payable to such person or persons, or transferees, as the holder of such surrendered Note may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom. The Borrower may elect not to permit a transfer of this Note if it has not obtained reasonable assurances that such transfer is exempt from the prospectus and registration requirements under applicable securities law.

10.	Notices

Any notice or other communication that is required or permitted to be given pursuant to this Note shall be in writing and will be validly given if delivered in person (including by courier service) or transmitted by electronic delivery as follows:

if to the Lender:	Hair Research And Science Est., Rätikonstrasse 13, 9490 Vaduz, Liechtenstein Attention: Renzo Zanolari, lic.iur E-mail: enzo.zanolari@audax.li

if to the Borrower:	Biologix Hair Science Ltd., The Business Center, Upton, St. Michael, Barbados Attention: David Csumrik E-mail: david@longview.bb

If to the Borrower Parent	Biologix Hair Inc., 82 Avenue Road Toronto, Ontario Canada M5R 2H2 Attention: Ron Holland E-mail: rh@biologixhair.com

And in all instances with a copy to:

W.L. Macdonald Law Corporation 4th Floor - 570 Granville Street, Vancouver British Colombia, Canada V6C 3P1 Fax: 604.681.4760 Email: wmacdonald@wlmlaw.ca

Any such notice or other communication will be deemed to have been given and received on the day on which it was delivered or transmitted by electronic delivery (or, if such day is not a Business Day, on the next following Business Day). Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section.  For the purposes of this Note, “Business Day” means any day, other than a Saturday or Sunday, on which banks in Liechtenstein are open for commercial banking business during normal banking hours.

11.	Governing Law and Successors

This Note is made under and shall be governed by and construed in accordance with the laws of Liechtenstein, and shall enure to the benefit of the Lender and its successors (including any successor by reason of amalgamation) and assigns, and shall be binding on the Borrower and its successors (including any successor by reason of amalgamation) and permitted assigns.

BIOLOGIX HAIR SCIENCE LTD. as Borrower

By:	/s/ David Csumrik
Name: David Csumrik
Title: President and Director

BIOLOGIX HAIR INC. as Borrower Parent

By:	/s/ Ronald Holland
Name: Ron Holland
Title: Chief Executive Officer and Chairman

Acknowledged and agreed this 31st day of May, 2013.

HAIR RESEARCH AND SCIENCE EST., as Lender

By:	/s/ Renzo Zanolari
Name: Renzo Zanolari, lic.iur
Title: Director

EXHIBIT A

ASSIGNMENT FORM

TO:	BIOLOGIX HAIR SCIENCE LTD. (the “Borrower”)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following person all rights of the undersigned pursuant to the promissory note issued by the Borrower dated May 31, 2013.

Name of Assignee:

Address:

and the undersigned hereby irrevocably constitutes and appoints such assignee to be the lawful attorney of the undersigned to transfer such rights to the Note on the books of the Borrower, with full power of substitution.

The undersigned hereby certifies that the transfer of these securities is not being made in any public offering and: (a) that the transferee is an “accredited investor”, as such term is defined in Rule 501(a) of the United States Securities Act of 1933.

Date:  _________________

Name:

Title (if applicable):

Address:

EXHIBIT 2 TO AMENDING AGREEMENT DATED June 1, 2013

SCHEDULE “E”

Subscription Agreement for 500,000 Common Shares of Biologix Hair Inc.

(See Attached)